Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACTS:  Watson Pharmaceuticals, Inc.

Patty Eisenhaur

Director, Investor Relations
(951) 493-5611

WATSON PHARMACEUTICALS REPORTS
THIRD QUARTER 2005 RESULTS

– Company Reports Total Revenue of $410.3 Million; Earnings per Share of $0.36 –

– Nine Month Cash Flow from Operations Approaches $280 Million –

CORONA, CA –November 2, 2005 – Watson Pharmaceuticals, Inc. (NYSE: WPI), a leading specialty pharmaceutical company, today reported revenue and earnings for its third quarter ended September 30, 2005.  Net revenues increased one percent to $410.3 million, as compared to $408.0 million for the third quarter ended September 30, 2004.

Net income for the third quarter increased to $39.6 million, compared to $14.6 million for the same period of 2004.  Net income for the third quarter of 2004 included a $46.1 million asset impairment charge ($29.5 million, net of tax, or $0.24 per diluted share) related to Tri-Norinyl product rights and an $8.5 million charge ($5.4 million, net of tax, or $0.04 per diluted share) associated with organizational changes the Company announced on June 28, 2004.  Earnings per diluted share for the third quarter of 2005 was $0.36, compared to $0.13 per diluted share for the prior year period.

“We are pleased to report another quarter of solid financial performance,” said Allen Chao, Ph.D., Watson’s Chairman and Chief Executive Officer.  “Having met our financial objectives for several quarters, we are confident in the strength of our base business and are working on several strategic initiatives, which we believe will position us for the sustained, long term growth of our business.  These initiatives include improving operating efficiencies and strengthening our product pipeline.”

Cash flow from operations for the third quarter and the first nine months of 2005 was $100.5 million and $279.5 million, respectively.

During the third quarter, the Company purchased 3.4 million shares or $117.4 million of its common stock at an average price of $34.64 per share.  Watson completed the share repurchase program in the third quarter, repurchasing a total of 9.4 million shares, or $300 million of its common stock.

As of September 30, 2005, cash and marketable securities were $634.6 million.

Net Revenues

	Three Months Ended September 30,
($ in millions):	2005	2004	Change

Generic products	$315.2	$303.3	4%
% of product net sales	77%	76%
Brand products
Specialty Products	46.4	54.1	-14%
Nephrology	45.2	43.5	4%
Total brand products	91.6	97.6	-6%
% of product net sales	23%	24%
Total product net sales	406.8	400.9	1%
Other	3.5	7.1	-51%
Total net revenues	$410.3	$408.0	1%

	Nine Months Ended September 30,
($ in millions):	2005	2004	Change

Generic products	$920.9	$914.9	1%
% of product net sales	76%	77%
Brand products
Specialty Products	164.5	141.6	16%
Nephrology	132.3	128.9	3%
Total brand products	296.8	270.5	10%
% of product net sales	24%	23%
Total product net sales	1,217.7	1,185.4	3%
Other	9.7	31.6	-69%
Total net revenues	$1,227.4	$1,217.0	1%

Generic segment product sales for the third quarter increased four percent to $315.2 million, compared to $303.3 million in the prior year period.  Sales from generic oral contraceptives were $81.1 million, compared to $75.9 million in the third quarter 2004.

Brand segment product sales for the third quarter decreased six percent to $91.6 million, compared to $97.6 million in the prior year period due to lower Specialty Products revenue, resulting primarily from a decline in prescription volumes.

Other revenue declined to $3.5 million in the second quarter, compared to $7.1 million in the prior year period, primarily due to lower contract research and development revenue.

Gross profit decreased by approximately three percent or $6.0 million to $199.5 million in the third quarter 2005 from $205.5 million during same period of 2004 due to lower other net revenue, a higher mix of generic product sales and lower margins on brand product sales.

Gross Margin

	Three Months Ended
	September 30,
	2005	2004	Change

Overall consolidated gross margin	48.6%	50.4%	-1.8%

Margin on product sales:
Generic products	40.6%	39.8%	0.8%
Brand products	74.4%	79.5%	-5.1%

Research and development spending decreased 13 percent to $29.8 million in the third quarter of 2005, compared to $34.3 million in the same period of 2004.  Research and development expense for the third quarter of 2004 included a $2.2 million charge associated with organizational changes the Company announced on June 28, 2004.  Watson’s generic pipeline currently has 43 Abbreviated New Drug Applications (ANDAs) on file with the Food and Drug Administration (FDA).

Selling, general and administrative expenses for the third quarter of 2005 decreased 19 percent to $65.2 million, compared to $80.6 million in the third quarter of 2004, due primarily to the termination of the Company’s agreement with a contract sales organization.

Amortization expense related to the Company’s product rights increased $23.1 million to $41.1 million, representing an increase in amortization of the Company’s Ferrlecit® intangible asset.

2005 Outlook

Watson’s forecasts are based on the Company’s actual results for the first nine months of 2005, and management’s current belief about prescription and pricing trends, inventory levels and the anticipated timing of future product launches.  In conjunction with the closure of the Company’s Puerto Rico facility, Watson may record an asset impairment charge in the fourth quarter of 2005, primarily related to the planned cessation of production at the facility. The Company is in the process of determining the amount of the charge, if any, and will provide further details at a future date.

Watson estimates total net revenue for the full year of 2005 of approximately $1.64 billion.  The Company has narrowed its 2005 earnings per share forecast to $1.38 to $1.41, which excludes any potential asset impairment charge associated with the closure of the Puerto Rico facility.  Cash flow from operations for the full year of 2005 is expected to exceed $350 million.

Webcast and Conference Call Details

Watson will host a webcast and conference call today at 2:00 p.m. Pacific Standard Time to discuss 2005 third quarter results, full year 2005 forecasts, and recent corporate developments.  To access the live webcast, go to Watson’s Investor Relations Web site at http://ir.watsonpharm.com.  The dial-in number to access the conference call is (877) 251-7980, or from international locations, (706) 643-1573.  A taped replay of the call will be available by calling (800) 642-1687 with access pass code 1358475.  The replay may be accessed from international locations by dialing (706) 645-9291 and using the same pass code.  This replay will remain in effect until midnight Pacific Standard Time on November 11, 2005.

About Watson Pharmaceuticals, Inc.

Watson Pharmaceuticals, Inc., headquartered in Corona, California, is a leading specialty pharmaceutical company that develops, manufactures, markets, sells and distributes brand and generic pharmaceutical products.  Watson pursues a growth strategy combining internal product development, strategic alliances and collaborations and synergistic acquisitions of products and businesses.

For press release and other company information, visit Watson Pharmaceuticals’ Web site at http://www.watsonpharm.com.

Forward-Looking Statement

Statements contained in this press release that refer to Watson’s estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Watson’s current perspective of existing trends and information as of the date of this release.  For instance, any statements in this press release concerning prospects related to Watson’s product introductions and anticipated financial performance are forward-looking statements.  It is important to note that Watson’s goals and expectations are not predictions of actual performance.  Watson’s performance, at times, will differ from its goals and expectations.  Actual results may differ materially from Watson’s current expectations depending upon a number of factors affecting Watson’s business.  These factors include, among others, the inherent uncertainty associated with financial projections; the impact of competitive products and pricing; variability of revenue mix between the Company’s Brand and Generic business units; periodic dependence on a small number of products for a material source of net revenue or income; variability of trade buying patterns; changes in generally accepted accounting principles; risks that the carrying values of assets may be negatively impacted by future events and circumstances; timely and successful implementation of strategic initiatives; the timing and success of product launches; the difficulty of predicting the timing or outcome of product development efforts and FDA or other regulatory agency approvals or actions; the uncertainty associated with the identification and successful consummation of external business development transactions; market acceptance of and continued demand for Watson’s products; costs and efforts to defend or enforce intellectual property rights; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to Watson’s facilities, products and/or business; uncertainties related to the timing and outcome of litigation and other claims; changes in the laws and regulations, including Medicare and Medicaid, affecting among other things, pricing and reimbursement of pharmaceutical products; and such other risks and uncertainties detailed in Watson’s periodic public filings with the Securities and Exchange Commission, including but not limited to Watson’s Annual Report on Form 10-K for the year ended December 31, 2004 and Form 10-Q for the period ended June 30, 2005.  Except as expressly required by law, Watson disclaims any intent or obligation to update these forward-looking statements.

The following table presents Watson’s results of operations for the three and nine months ended September 30, 2005 and 2004:

WATSON PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited; in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Net revenues	$410,296	$408,018	$1,227,390	$1,217,044
Cost of sales	210,809	202,508	628,972	597,843
Gross profit	199,487	205,510	598,418	619,201

Operating expenses:
Research and development	29,840	34,261	90,164	106,471
Selling, general and administrative	65,175	80,578	196,951	237,158
Amortization	41,100	18,040	122,839	53,955
Loss on impairment of product rights	—	46,100	—	46,100
Total operating expenses	136,115	178,979	409,954	443,684
Operating income	63,372	26,531	188,464	175,517

Other income (expense):
Equity in losses of joint ventures	(284)	(810)	(442)	(4,089)
Loss on impairment of investments and other assets	—	(4,794)	—	(5,685)
Gain on sales of securities	—	1,799	—	5,737
Loss on early extinguishment of debt	—	—	—	(17,752)
Interest income	4,928	1,504	13,580	3,726
Interest expense	(4,690)	(3,681)	(11,604)	(9,071)
Other income (expense)	(450)	2,327	(489)	1,987
Total other income (expense), net	(496)	(3,655)	1,045	(25,147)

Income before income taxes	62,876	22,876	189,509	150,370
Provision for income taxes	23,264	8,235	70,118	54,143
Net income	$39,612	$14,641	$119,391	$96,227

Per share amounts:
Diluted earnings per share	$0.36	$0.13	$1.03	$0.81
Diluted weighted average shares outstanding	118,158	124,096	121,156	124,619

The following table presents Watson’s Condensed Consolidated Balance Sheets as of September 30, 2005 and December 31, 2004:

WATSON PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; in thousands)

	September 30,	December 31,
	2005	2004
Assets
Cash and cash equivalents	$472,224	$298,653
Marketable securities	162,368	381,679
Accounts receivable, net	290,648	251,459
Inventories	271,745	321,299
Other current assets	110,795	117,096
Property and equipment, net	443,206	427,377
Investments and other assets	73,287	77,779
Product rights, net	790,448	912,746
Goodwill	455,595	455,595
Total assets	$3,070,316	$3,243,683

Liabilities & Stockholders’ Equity
Current liabilities	246,535	255,629
Long-term debt	587,864	587,653
Deferred income taxes and other liabilities	148,763	157,252
Stockholders’ equity	2,087,154	2,243,149
Total liabilities and stockholders’ equity	$3,070,316	$3,243,683

The following table presents Watson’s Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2005 and 2004:

WATSON PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in thousands)

	Nine Months Ended
	September 30,
	2005	2004
Cash Flows from Operating Activities:
Net income	$119,391	$96,227
Reconciliation to net cash provided by operating activities:
Depreciation and amortization	153,696	78,312
Deferred income tax (provision) benefit	(10,746)	7,305
Loss on early extinguishment of debt	—	17,752
Loss on impairment of investments and other assets	—	51,785
Other adjustments to reconcile net income to net cash provided	3,958	(3,083)
Changes in assets and liabilities:
Accounts receivable, net	(39,189)	(18,928)
Inventories	49,554	53,246
Accounts payable and accrued expenses	1,706	(35,685)
Income taxes payable	(11,444)	(49,492)
Other changes to assets and liabilities	12,555	8,579
Total adjustments	160,090	109,791
Net cash provided by operating activities	279,481	206,018

Cash Flows from Investing Activities:
Additions to property and equipment	(48,293)	(59,033)
Proceeds from sales of marketable securities	220,083	28,753
Additions to long-term investments	(1,500)	(10,590)
Additions to marketable securities	(3,809)	—
Other	2,250	23,850
Net cash provided by (used in) investing activities	168,731	(17,020)

Cash Flows from Financing Activities:
Repurchase 1998 Senior Notes (including premium)	—	(152,977)
Repurchase of common stock	(300,000)	—
Proceeds from stock plans	25,366	26,210
Other	(7)	(7)
Net cash used in financing activities	(274,641)	(126,774)
Net increase in cash and cash equivalents	173,571	62,224
Cash and cash equivalents at beginning of period	298,653	318,043
Cash and cash equivalents at end of period	$472,224	$380,267